KIRKPATRICK & LOCKHART

1800 MASSACHUSETTS AVENUE, NW

2ND FLOOR

WASHINGTON, D.C. 20036-1800

September 22, 2000

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Attention:	Christian Sandoe
Room 10125, Mail Stop 10-6
Re:	Fidelity Puritan Trust (the trust):
Fidelity Balanced Fund
Fidelity Low-Priced Stock Fund
Fidelity Puritan Fund (the funds)
File Nos. 2-11884 and 811-649
Post-Effective Amendment No. 120

Dear Mr. Sandoe:

We serve as special counsel to the above-referenced funds with respect to certain matters which arise from time to time under the federal securities laws. In that capacity, we have reviewed a draft of the amendment to the funds' Registration Statement on Form N-1A which accompanies this letter ("Amendment"). The Amendment was prepared and finalized by Fidelity Management & Research Company ("FMR"), the funds' investment adviser, which has represented to us that no significant changes have been made between the version reviewed by us and the version being filed electronically. The Amendment is being filed for the principal purpose of making certain changes in the disclosures contained in the funds' most recent post-effective amendment in response to Staff comments. We understand that it is the Commission Staff's position that any changes made in response to Staff comments on the funds' most recent post-effective amendment properly may be incorporated in a filing pursuant to Rule 485(b) under the Securities Act of 1933. Pursuant to paragraph (b)(4) of Rule 485, we represent that, to the best of our knowledge based upon our review of the draft Amendment and the Staff's position referred to above, the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Kirkpatrick & Lockhart LLP
Kirkpatrick & Lockhart LLP